Exhibit 10.03

Hefei Shixi Chanheng Integrated Circuit Industry Venture Capital Fund Partnership
(LP)

Partnership Agreement

September 5, 2019

The Fund Manager/General Partner hereby warrants that: (1) the Manager has been registered as privately offered fund manager with the Asset Management Association of China (registration number: P1068420); (2) the completion of registration and record-filing procedures by the Asset Management Association of China for the Manager and the Partnership will not constitute a recognition of the Manager’s investment capacity and continuous compliance, nor it be regarded as an assurance as to the safety of the assets of the Partnership; (3) it has disclosed relevant risks prior to signing this Agreement, and has had a knowledge of the risk preferences, risk perception and tolerance of Limited Partners; and (4) it undertakes that it will utilize the assets of the Partnership by fulfilling its duties with dedication and adhering to the principles of good faith, prudence and due diligence, and makes no commitment regarding the profitability and minimum profits of the activities of the Partnership.

Each of the Limited Partners hereby represents and undertakes that: (1) it is an qualified investor compliant with the provisions of the Interim Measures for the Supervision and Administration of Private Equity Funds, and warrants that the source and usage of its assets are compliant with applicable national regulations, and has fully understood the provisions of this Agreement, known about related rights and obligations as well as applicable laws and regulations as well as the risk-return characteristics of the Partnership and is willing to bear corresponding investment risks; (2) the basic information regarding investment objective, investment preferences, investment restrictions, property income and risk tolerance provided by it to the Manager is true, complete, accurate, and legitimate and is free from any major omission or misleading statement.

Table of Contents

1.	GENERAL PROVISIONS	- 3 -

2.	CAPITAL CONTRIBUTION AND FUNDS CUSTODY	- 8 -

3.	GENERAL PARTNER	- 13 -

4.	LIMITED PARTNERS	- 26 -

5.	MANAGEMENT OF THE PARTNERSHIP	- 31 -

6.	FOREIGN INVESTMENT BY THE PARTNERSHIP	- 36 -

7.	SHARING OF PROFITS AND LOSSES	- 39 -

8.	DISSOLUTION AND LIQUIDATION	- 41 -

9.	DEFAULTING LIABILITY	- 43 -

10.	TERM AND TERMINATION	- 44 -

11.	GENERAL	- 45 -

This Partnership Agreement (this “Agreement” or “Partnership Agreement”) is made and entered into as of September 5, 2019 in Beijing, People’s Republic of China (“PRC”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) by and among:

(1)
Infotech National Emerging Industry Venture Investment Guidance Fund (LP) (the “National Guidance Fund”), a limited partnership legally incorporated and validly existing under the laws of the PRC, with its principal place of address at Room 1005, Investment Mansion, No.546 Qinglin Road, Longcheng Street, Longgang District, Shenzhen (Unified Social Credit Identifier: 91440300MA5DLX9934), whose managing partner is Infotech (Shenzhen) Emerging Industry Investment Fund Management Co., Ltd.; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(2)
Hefei Guozheng Asset Management Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the PRC, with its domicile at Room F, Floor 17, Anhui Science and Technology Mansion, Huayuan Street, Hefei City, Anhui (Unified Social Credit Identifier: 913401007529529609), whose legal representative is [***]; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(3)
Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the PRC, with its domicile at Room 1207, Block A, Feicui Plaza, Shimen Road (S), Economic and Technological Development Zone, Hefei City, Anhui (Unified Social Credit Identifier: 91340100MA2N01AQ0E), whose legal representative is [***]; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(4)
ACM Research (Shanghai), Inc., a limited liability company legally incorporated and validly existing under the laws of the PRC, with its domicile at Building 4, No.1690 Cailun Road, China (Shanghai) Pilot Free Trade Zone (Unified Social Credit Identifier: 91310000774331663A), whose legal representative is HUI WANG; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(5)
Hefei Tongyi Equity Investment Partnership (LP), a limited partnership legally incorporated and validly existing under the laws of the PRC, with its principal place of business at Room 6102, Haiheng Mansion, No.6 Cuiwei Road, Economic and Technological Development Zone, Hefei City, Anhui (Unified Social Credit Identifier: 91340111MA2TNEK91M), whose managing partner is Beijing Shixi Qingliu Investment Co., Ltd.; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(6)
Shenzhen Waitan Technology Development Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the PRC, with its domicile at Room 201, Building A, No.1 Qianwanyi Road, Qianhai Shengang Cooperative Zone, Shenzhen (Unified Social Credit Identifier: 91440300074364149E), whose legal representative is [***]; (Type of Partner: Limited Partner; Type of Responsibility-taking: Limited Liability)

(7)
Beijing Shixi Qingliu Investment Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the PRC, with its domicile at Room 1702, Floor 17, Block A, Zhizhen Mansion, No.7 Zhichun Road, Haidian District, Beijing (Unified Social Credit Identifier: 91110108MA0024105U), whose legal representative is [***]; (Type of Partner: Limited Partner; Type of Responsibility-taking: Unlimited Liability)

The above signatories shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”, and the counterparties shall hereinafter be referred to as the “Other Parties”.

WHEREAS:

For the purposes of making full use of the strengths of the Parties and achieving a win-win situation of the Parties through cooperation, based on the principles of complementary advantages, mutual benefits, long-term cooperation and mutual development, the Parties hereto intend to jointly incorporate a partnership in Hefei which mainly engages in venture capital investment.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby enter into the following terms and conditions under this Agreement through friendly negotiation in accordance with applicable Chinese laws, administrative regulations and rules:

1.	General Provisions

1.1	Establishment

The Parties agree to jointly invest and incorporate a limited partnership (the “Partnership”) which mainly engages in venture capital investment in accordance with applicable laws, administrative regulations and rules and subject to the provisions of this Agreement. The establishment date as shown in the Business License approved and issued by the competent authority for industry and commerce to the Partnership in respect of its establishment shall be the establishment date of the Partnership (the “Establishment Date”).

1.2	Name

The name of the Partnership shall be Hefei Shixi Chanheng Integrated Circuit Industry Venture Capital Fund Partnership (LP) (tentative name; the final name of the Partnership shall be subject to that approved by the competent authority for industry and commerce).

1.3	Principal Place of Business

The principal place of business of the Partnership is located at Room 6103, Haiheng Mansion, No.6 Cuiwei Road, Economic and Technological Development Zone, Hefei City, Anhui.

1.4	Objective of the Partnership

The objective of the Partnership is to engage in venture capital investment, venture capital investment management and other activities related to venture capital investment within the scope of business with a view to facilitating the development of emerging industry and maximizing the benefits of all partners.

1.5	Mode of Investment

The Partnership shall make investments via equity investment, i.e. making an investment to an investee by subscribing for its shares for capital increase or purchasing its transferred shares to obtain corresponding percentage of shares of the investee.

1.6	Scope of Business

Scope of business of the Partnership: venture capital investment business, venture capital investment consulting services, and provision of entrepreneurship management services to venture companies. (Items requiring an approval by law shall be conducted subject to the approval of competent authority) (The final scope of business shall be subject to that approved by competent authority for industry and commerce).

1.7	Duration

The duration of the Partnership shall be seven (7) years (the “Duration”), calculated as from the Establishment Date, which may be extended subject to the approval of the Partners’ Meeting. However, the extended Duration of the Partnership shall not exceed the duration of National Guidance Fund.

1.8	Investment Period and Payback Period

The first (1st) year to the fifth (5th) year during the Duration shall be the investment period of the Partnership (the “Investment Period”). Upon expiry of the Investment Period, the remaining Duration of the Partnership shall be the Payback Period (the “Payback Period”). During the Payback Period, the Partnership shall not make any investment to others, and instead, shall gradually exit from all invested projects.

Subject to the approval of the Partners’ Meeting, the Partnership may extend the Investment Period (the “Investment Extension Period”). However, such extension shall not be made in a manner that will enable the Duration of the Partnership to exceed the duration as set out in Clause 1.7 hereof.

1.9	Type of Business

The type of business of the Partnership shall be limited partnership. The partners consist of the General Partner and the Limited Partners. The General Partner shall assume unlimited joint and several liabilities for the obligations of the Partnership, and the Limited Partners shall assume liabilities for the obligations of the Partnership to the extent of their respective subscribed capital contribution.

1.10	Assets of the Partnership

During the Duration of the Partnership, the ownership of the capital contributions of all partners, the gains received in the name of the Partnership and other assets obtained according to law shall vest in the Partnership.

1.11	Partnership Expenses

1.11.1
The following expenses incurred due to the establishment of the Partnership and the achievement of the objective of the Partnership (the “Partnership Expenses”) shall be borne by the Partnership, and all other expenses except for the following shall be borne by the General Partner:

(1)	management fee and performance incentives paid to the General Partner;

(2)	custody fee and service charges paid to the Custodian Bank;

(3)
costs that should be borne by the Partnership according to law relating to a litigation or arbitration to which the Partnership is a party, including, but not limited to, litigation costs or arbitration fee, lawyer’s fee, appraisal fee, travelling expenses, etc.; however, in case of any costs of litigation or arbitration sustained by the Partnership or its Limited Partners due to the fault of the General Partner, all such costs shall be wholly borne by the General Partner;

(4)	costs of holding the Partners’ Meeting (including the traveling expenses incurred by the Partners for attending the Partners’ Meeting);

(5)	expenses for capital decrease and liquidation expenses of the Partnership;

(6)
audit expenses of the Partnership’s own annual report, appraisal fee, equity transaction fee, change registration, commercial annual inspection, information disclosure fee and various administrative charges incurred by the Partnership within a year;

(7)
related expenses incurred by the Partnership due to its application to relevant governmental authority for its record-filing (excluding the registration and record-filing of the General Partner) and other expenses that should be borne by the Partnership in accordance with laws, administrative regulations and rules;

(8)	Taxes and other transaction expenses as a kind of governmental fee incurred during the administration, usage or disposal of the assets of the Partnership.

1.11.2	The following shall be independently borne by the General Partner but not the Partnership:

(1)	daily operational expenses of the General Partner, including travelling expenses, etc.;

(2)	rent of office space and cost of office facilities of the General Partner;

(3)	costs of registration or record-filing made by the General Partner in accordance with applicable laws, administrative regulations and rules;

(4)	wage and bonus of the employees of the General Partner;

(5)
all expenses related to investment management should be included into the management fee and performance incentives of the General Partner, and any and all costs incurred by the General Partner and its personnel or agent for completing the work agreed hereunder and performing related obligations (including, but not limited to, due diligence costs, lawyer’s fee, accounting/audit fee, appraisal fee, financial consultant fee, travelling expenses, telecommunication fee, etc.) shall be beyond the scope of expenses that should be borne by the Partnership;

(6)
expenses or loss of assets of the Partnership incurred by the General Partner due to its failure to perform or perform in full its obligations and costs incurred in dealing with the matters unrelated to the operation of the Partnership;

(7)	Other expenses that shouldn’t be borne by the Partnership subject to this Agreement.

1.12	Record-filing

(1)	Upon its establishment, the Partnership shall complete record-filing procedures in accordance with applicable laws, administrative regulations and rules.

(2)
The General Partner shall, within one (1) month upon execution or modification of this Agreement, complete record-filing procedures as to this Agreement with competent authority for industry and commerce in accordance with applicable laws, administrative regulations and rules.

(3)
The Partnership shall, within twenty (20) working days upon completion of fund-raising, complete registration and record-filing procedures with the Asset Management Association of China in accordance with the Interim Measures for the Supervision and Administration of Private Equity Funds, the Measures for the Registration of Privately Offered Investment Fund Manager and Fund Record-filing (for Trial Implementation) and other regulations.

1.13	Non-public Fund-raising

The Partnership shall not make any non-public fund-raising in whatever form.

1.14	Cooperation Obligations

National Emerging Industry Venture Investment Guidance Fund has a council (the “National Guidance Fund Council”) responsible for examining and approving the objective of National Guidance Fund policies, supervising and assessing business performance of National Guidance Fund management companies, organizing and conducting relevant industry analysis and policy research, etc.. In case of any requirement on the Partnership proposed by the National Guidance Fund Council (including, but not limited to, the provision of relevant information or materials required for supervising and assessing the management companies of the National Guidance Fund), the General Partner of the Partnership shall make active efforts to provide cooperation in this regard.

1.15	Investment Fields

The fields in which the Partnership makes investments shall focus on emerging industries, the specific scope of which shall be determined by the National Guidance Fund Council. Emerging industries refer to strategic emerging industries and hi-tech industries. In case of any new regulations introduced by the State Council, the National Guidance Fund Council shall timely adjust the scope of emerging industries in which the Partnership makes investments in accordance with relevant documents of the State Council.

Focused on the semiconductor industry, the Partnership shall invest in integrated circuits and upstream and downstream companies engaged in integrated circuits, including integrated circuit design, materials, equipment, components, maintenance, packaging and testing, technical services, and key technologies in information products, manufacturing and applications.

2.	Capital Contribution and funds Custody

2.1	Subscribed capital

2.1.1
The total capital subscribed by all partners (“Total Subscribed Capital”) is Renminbi Three Hundred Million ONLY (RMB300,000,000.00). All capital is contributed in currency. Amounts of capital subscribed by Partners are as shown in the following table:

			In RMB 10,000
Name of Partner	Amount of Subscribed Capital	Ratio of Subscribed Capital	Contributed On
Infotech National Emerging Industry Venture Investment Guidance Fund (LP)	6500	21.67%	30 September 2019
Hefei Guozheng Asset Management Co., Ltd.	5000	16.67%	30 September 2019
Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd.	6600	22%	30 September 2019
ACM Research (Shanghai), Inc.	3000	10%	30 September 2019
Hefei Tongyi Equity Investment Partnership (LP)	7600	25.33%	30 September 2019
Shenzhen Waitan Technology Development Co., Ltd.	1000	3.33%	30 September 2019
Beijing Shixi Qingliu Investment Co., Ltd.	300	1%	30 September 2019
Total	30000	100%

2.1.2
Even if otherwise provided for herein, it is hereby confirmed by all parties that if the Partnership or any other partner proposes to do anything that might enable National Guidance Fund to control or actually control the Partnership (including, without limitation, withdrawal of any partner, reduction of subscribed capital, etc.), National Guidance Fund will have the right to unilaterally decide to veto such an issue or withdraw all or part of the capital subscribed by National Guidance Fund, and that other partners agree to unconditionally cooperate with National Guidance Fund in respect of the latter’s aforesaid decision.

For the purpose of clarity, the aforesaid “control or actually control” means that the subscribed capital exceeds 50% of the total subscribed capital of the Partnership, or the biggest capital contributor to the Partnership being able to independently make or actually dominate the operational management and investment decisions of the Partnership through agreements/arrangements relating to the Partnership.

2.1.3	Each Partner of the Partnership warrant that any capital contributed thereby to the Partnership is its self-owned fund and is from a lawful source.

2.2	Deadline for capital contribution

2.2.1
Partners shall pay the capital subscribed thereby as per the following capital contribution process: Within thirty (30) days after conclusion of this Agreement, the General Partner will send to all other partners a written notice for capital contribution, and each of such other partners shall pay the capital subscribed thereby in a lump sum by the capital contribution time specified in the said notice. The General Partner shall send the said notice to all other partners ten (10) days prior to the capital contribution time specified in the said notice.

2.2.2
Each partner shall pay the capital subscribed thereby to the bank account indicated in the said written notice sent thereto by the General Partner. The Partnership shall issue a capital contribution certificate to each partner who has paid the capital subscribed thereby within five (5) working days after receipt of the capital contributed by such partner.

2.3	Capital contribution default by limited partner

2.3.1
The Partners shall perform their capital contribution obligations in accordance with relevant provisions of this Agreement. If any limited partner fails to contribute the capital subscribed thereby in full in a timely manner (“Defaulting Limited Partner”), it shall make a supplementary contribution of the capital subscribed thereby within three (3) days after receipt of the notice from the General Partner.

2.3.2
Where a Defaulting Limited Partner fails to make a supplementary contribution in accordance with the provisions of Article 2.3.1 of this Agreement, the right of the said Defaulting Limited Partner to continuously contribute capital to the Partnership will be terminated, or it will be removed from the Partnership, or the Partnership will be liquidated, if so unanimously agreed by all other partners. Partners’ Meeting will have the right to further decide to:

(1)	Transfer the capital subscribed by the Defaulting Limited Partner to other limited partners; OR

(2)
Accept a new limited partner to subscribe for the capital previously subscribed but not actually paid by the Defaulting Limited Partner, and the consideration for such subscribed capital will be negotiated and determined by all parties concerned.

2.3.3
If it is impossible to normally set up the Partnership or it is impossible for the Partnership to exist or operate normally, due to the failure of any partner to pay the capital previously subscribed thereby in accordance with relevant provisions, the said partner, in addition to compensating other partners for any and all the losses sustained by such other partners as a result of the inability to normally set up the Partnership, the inability of the Partnership to exist or operate normally, must also pay to other partners who have actually performed their obligation of paying subscribed capital an amount equal to Zero Point One Percent of the Capital Subscribed by the Defaulting Limited Partner Per Day as liquidated damages. Each of other partners who have actually performed their obligation of paying subscribed capital will share the above-said liquidated damages in proportion to the capital actually paid thereby.

2.3.4
National Guidance Fund will have the right to perform its capital contribution obligation only after other partners have fully paid their capital contribution and the General Partner has provided each of such other partners with a voucher for the capital fully contributed thereby. If any other partner fails to pay in full the capital subscribed thereby, National Guidance Fund will not be held liable for defaulting in performing its capital contribution obligation.

2.3.5	General Partner shall hold defaulting partners, if any, liable for their default.

2.4	Funds custody

2.4.1
The Partnership shall open one (1) account with a commercial bank with corresponding qualifications in China (“Custodian Bank”) as the custody account (“Custody Account”) for the Partnership, and use it to receive capital contribution from partners, incomes of the Partnership and all other amounts receivable by the Partnership, and also for paying investment funds, partnership expenses and all other expenditures payable by the Partnership. The Partnership shall authorize the custodian bank to keep custody of all the funds in the Custody Account. Unless unanimously agreed by all partners, the Partnership shall not open any other bank account, except for the partnership capital verification account, basic account and raised funds settlement account opened for the Partnership.

2.4.2	The custodian bank employed by the Partnership shall meet the following conditions:

(1)	It is a nationwide joint-equity commercial bank that has been in existence for at least five (5) years;

(2)	It shall not have any related-party or stake relationship with any of the Partnership’s partners or management organization in respect of equity, debt, relative, etc.;

(3)	It shall be experienced in acting as a custodian for venture capital investment funds;

(4)	It has no record of any gross negligence or any punishment by any administrative or judiciary authority.

2.4.3
The custodian bank will be proposed by the General Partner, and will be employed /changed through a Partners’ Meeting resolution. If the custodian bank proposed by the General Partner fails to meet the conditions agreed in this Agreement, the General Partner shall bear the corresponding default liabilities, including, without limitation, refunding the capital already contributed by other partners, proposing another custodian bank meeting the aforesaid conditions, etc.

2.4.4	The Partnership shall be responsible for and pay the custody fee incurred as a result of authorizing the custodian bank to keep custody of all the funds in the custodian account of the Partnership.

2.4.5
The Partnership and the General Partner shall sign a custody agreement (“Custody Agreement”) with the custodian bank for the issues described in Article 2.4.1 of this Agreement. Any and all receipts and expenditures incurred by the Partnership shall be processed in accordance with the Custody Agreement.

2.4.6
The funds received by the Partnership’s raised funds settlement account shall be promptly transferred to the custody account immediately after the  Partners’ Meeting has determined the custodian bank in accordance with Article 2.4.3 of this Agreement, and the General Partner shall procure the custodian bank to notify each partner after the capital contributed by such partner reaches the custody account. In case the funds in the Partnership’s raised funds settlement account are not transferred to the custody account by the time specified above or are transferred to any other bank account than the custody account, the General Partner shall be held correspondingly liable.

2.5	Cooling-off period and call-back

2.5.1
For any limited partner that is not covered by any of the circumstances listed under Article 32 of the Measures for the Administration of Fundraising Activities of Private Equity Funds, the investment cooling-off period is twenty-four (24) hours after it has signed this Agreement and has paid in full the capital subscribed thereby. The General Partner shall not proactively contact the said limited partner within the investment cooling-off period. The General Partner shall set an investment cooling-off period for such a limited partner in accordance with Articles 29 to 31 of the Measures for the Administration of Fundraising Activities of Private Equity Funds, and shall not call back the said limited partner until after expiration of the investment cooling-off period.

2.5.2
Any limited partner not covered by any of the circumstances listed under Article 32 of the Measures for the Administration of Fundraising Activities of Private Equity Funds will have the right to rescind this Agreement prior to call-back by and successful confirmation the General Partner. Where the said limited partner rescinds this Agreement prior to call-back by and successful confirmation the General Partner, it will not be regarded as in default or be held liable for the default in accordance with the Contract Law of the People’s Republic of China or this Agreement. In any of the aforesaid circumstances, the said limited partner shall timely assist the Partnership in completing the formalities for its withdrawal and for registration of the change to the total subscribed capital of the Partnership, and the Partnership shall timely refund the capital already paid by the said limited partner

3.	General Partner

3.1	General Partner

3.1.1	It is hereby agreed by all parties hereto that the General Partner of the Partnership is Beijing Shixi Qingliu Investment Co., Ltd. with [***] as its duly authorized representative.

3.1.2	General Partner shall not pledge its share of property in the Partnership or use its share of property in the Partnership to set up any other enterprise.

3.1.3	Unless unanimously agreed by all partners, General Partner shall not transact with the Partnership.

3.1.4
Unless unanimously agreed by all partners and withdrawal formalities performed by the General Partner as per the provisions of this Agreement, no other investor may join the Partnership as a General Partner and no limited partner of the Partnership may be changed to a General Partner.

3.2	Unlimited liability

The Partnership’s debt shall first be repaid using the property of the Partnership. Where the Partnership’s property is insufficient to repay all due debt of the Partnership, the General Partner will bear unlimited joint and several liability for such debt of the Partnership.

3.3	Executing affairs of the Partnership

3.3.1	As Managing Partner of the Partnership, the General Partner is responsible for executing the affairs of the Partnership. General Partner’s powers include:

(1)	Convening and chairing Partners’ Meetings;

(2)	Screening investment projects;

(3)	Deciding investments in investment projects, and executing relevant investment schemes;

(4)	Managing investment projects;

(5)	Deciding to exit investment projects, and executing relevant exit schemes;

(6)	Cooperating with the Partnership or the agency authorized by the Partnership in regularly or irregularly assessing the performance of General Partner and the net value of the Partnership;

(7)	Distributing the profit of the Partnership;

(8)	Reporting the execution of affairs of the Partnership, if so requested by any limited partner;

(9)
Handling registration affairs for the Partnership at relevant government authorities (including the industry and commerce registration authority), and disclosing information concerning the Partnership to competent government authorities in accordance with applicable laws, administrative regulations and rules;

(10)	Representing the Partnership in handling litigation, arbitration and other issues involving the Partnership;

(11)	Handling various tax issues concerning the Partnership;

(12)	Representing the Partnership in concluding contracts and agreements;

(13)	Timely conducting audits and assessments relating to the Partnership;

(14)
Regularly reporting the execution of affairs of the Partnership and the operational and financial status of the Partnership to limited partners, and performing all information reporting obligations as agreed in this Agreement;

(15)	Handling other affairs which should be executed by the General Partner pursuant to applicable laws, administrative regulations, rules or this Agreement.

3.3.2
General Partner should be diligent, protect the uniformity, integrity, security and growth of the property of the Partnership, including, without limitation, taking the following measures against invested enterprises:

(1)
Recommend, nominate and appoint directors, supervisors, senior managers and other relevant personnel for invested enterprises in accordance with the transaction documents signed by and between the Partnership and relevant parties;

(2)
Timely identify material changes in invested enterprises or obtaining reports on material changes in invested enterprises, and timely exercise its decision-making power by documenting its decisions and giving its reasons for such decisions;

(3)
Directors or other personnel representing the interests of the Partnership in invested enterprises shall regularly or irregularly visit invested enterprises, listen to their reports, and obtain in-depth understanding of the status of invested enterprises;

(4)
Obtain the financial statements, operational reports and other relevant information of invested enterprises on a monthly basis, and obtain and review audited financial statements, operational reports and financial budgets on a yearly basis;

(5)
Once any material change is identified in an invested enterprise and such a change may result in loss to the investment made by the Partnership, adopt the quick decision-making procedures and emergency measures to avoid or minimize loss, and promptly report to the Partnership and all limited partners;

(6)	Provide invested enterprises with value-added services, including integration of resources, consulting, etc.;

(7)	Promptly transfer all assets recovered from investments made by the Partnership to the Custody Account of the Partnership;

(8)
Pay attention to the development of invested enterprises, keep informed of invested enterprises’ subsequent equity financing, debt financing, capital operations, IPOs, etc., and, if appropriate, exit the Partnership from invested enterprises or take other measures;

(9)	Promptly execute the agreements in the Partnership’s investment-related transaction documents (including, without limitation, valuation adjustment clauses, etc.);

(10)	Other obligations which the General Partner should observe pursuant to the provisions of applicable laws, administrative regulations, rules and this Agreement.

3.3.3	When executing affairs of the Partnership, General Partner (including the Investment Decision-Making Committee and Management Team set up thereby) shall not:

(1)	Engage in any behaviour that violates applicable laws, administrative regulations, rules and this Agreement;

(2)	Take advantage of its position by taking possession of interests which belong to the Partnership;

(3)	Engage in any other behaviour which might damage the legal interests of the Partnership and / or limited partners.

3.3.4
Limited partners have the right to oversee and check the execution by the Managing Partner of the affairs of the Partnership in accordance with the provisions of the laws, administrative regulations, rules and this Agreement.

3.3.5
For the benefit of the Partnership, the General Partner should perform the affairs of the Partnership in the principle of good faith and should be held liable for any intentional or gross negligence on the part of or any violation of any applicable laws, administrative regulations, rules, this Agreement, the partnership rules & policies and relevant agreements by it or any of its Management Team members and Investment Decision-Making Committee members, including, without limitation, indemnifying the Partnership and all other partners of the Partnership against any and all losses resulting from such intentional or gross negligence or violation.

3.3.6
As the Managing Partner, General Partner will appoint duly authorized representatives who will have the right to represent the Partnership in signing or to authorize third parties to sign relevant documents to which the Partnership is a party.

3.3.7	General Partner shall not raise or manage any other venture capital investment funds before completing investment of 70% of the total subscribed capital of the Partnership.

3.3.8
Within the Partnership’s investment period, General Partner shall not carry on or be commissioned by any third party to engage in any business competing against the Partnership. The said competing business refers to an investment in any industry that is the same or close to, or forms an upstream or downstream or mutually supplementary relationship with, the industry of the Partnership.

3.4	Related-party transactions

3.4.1
Related-party transactions refers to transactions concluded by the Partnership with its related parties during the process of operation, including, without limitation, investments in projects invested by the Partnership’s partners, General Partner’s Investment Team members (including Management Team members and Investment Decision-Making Committee members – same below) or General Partner’s capital contributors, investments in or acquisitions of projects invested by other funds once or currently managed by General Partner, as well as sales of projects invested by the Partnership to partners to the Partnership, General Partner’s Investment Team members, other funds once or currently managed by General Partner and General Partner’s capital contributors, etc.

3.4.2
The aforesaid “Related Parties” include, without limitation, (1) direct or indirect investors of the Partnership’s partners; (2) where the Partnership’s partners, General Partner’s Investment Team members directly or indirectly hold equity shares, hold shares of property, hold other interests or hold the positions of directors and/or senior managers, other legal persons or other organizations than the Partnership; (3) senior managers of the Partnership’s partners and their family members, General Partner’s Investment Team members and their family members; (4) Where related natural persons mentioned in the above (3) directly or indirectly hold equity shares, hold shares of property, hold other interests or hold the positions of directors and/or senior managers, other legal persons or other organizations than the Partnership; (5) other parties that might cause transfer of the Partnership’s interests.

3.4.3
In no event shall General Partner or any of its employees shall, in its/his/her own name or in the name of any related party, receive any interest in any form from any invested enterprise or any related party, including, without limitation, consulting fees, gift shares, equity investments, etc. In the event of any interest transfer in any of the above forms, all such interest shall be transferred to the Partnership’s custody account.

3.5	General Partner’s representations and warranties

3.5.1	General Partner hereby represents and warrants to all limited partners that:

(1)
General Partner is a limited liability company lawfully established and validly existing under the law of the People’s Republic of China, and General Partner and its duly authorized representative have obtained all the authorizations and approvals necessary for executing this Agreement and for performing all of General Partner’s obligations under this Agreement;

(2)
General Partner’s execution of this Agreement and performance of all of its obligations under this Agreement will not violate the provisions of its business license, articles of association, partnership agreement or any other similar organizational document, or violate any applicable laws, administrative regulations, rules or any government authorizations or approvals, or violate any other agreement or contract to which General Partner is a party;

(3)
No document or information previously provided or disclosed by General Partner to limited partners contains any misstatement that might produce any material effect on the payment by limited partners of their subscribed capital to the Partnership;

(4)
Limited partners will have the right to hold General Partner liable for any and all losses that might be sustained by the Partnership due to violation by General Partner of any of its above representations and warranties.

3.5.2
General Partner shall seek benefits for the Partnership in the principle of good faith. General Partner shall be held liable for any damage, debt and/or liability that might be sustained by the Partnership due to any fault on the part of General Partner.

3.6	Investment Decision-Making Committee

3.6.1	General Partner must set up an Investment Decision-Making Committee (“IDMC”) as the Partnership’s only investment decision-making organization.

3.6.2	General Partner’s following powers shall be exercised by IDMC:

(1)	Review and decide the Partnership’s external investments;

(2)	Review and decide the Partnership’s investment exits;

(3)	Revise the Partnership’s draft investment agreements and draft supplementary agreements (if any), or core commercial clauses;

(4)	Review and decide other draft agreements relating to the Partnership’s external investments or core commercial clauses;

(5)	Other powers granted in this Agreement or by Partners’ Meetings.

3.6.3	Constitution of IDMC

(1)
IDMC consists of seven (7) members, of whom three (3) will be appointed by General Partner and one (1) by each of Hefei Guozheng Asset Management Co., Ltd., Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd., ACM Research (Shanghai), Inc., and Hefei Tongfu Microelectronics Co., Ltd. (Hefei Tongyi Equity Investment Partnership (LP)’s limited partner, a secondary investor). No member of IDMC may be changed without the corresponding resolution being passed a Partners’ Meeting in accordance with this Agreement. IDMC must include all key persons (as defined in Article 3.7.2 of this Agreement).

(2)	IDMC will have one (1) director who will be determined by General Partner. The said director will be responsible for convening and chairing IDMC meetings.

(3)	IDMC members’ term will be consistent with the duration of the Partnership.

(4)	General Partner’s directors and senior managers may simultaneously act as IDMC members. IDMC members will not receive any remuneration from the Partnership.

3.6.4	IDMC’s rules of procedure

(1)
Voting at IDMC meetings shall be made in writing; one vote for each member of IDMC; the opinion shall only be “Agree” or “Disagree”, and no waiver will be acceptable; no opinion shall be subject to any condition precedent.

(2)	No proposal of IDMC will be regarded as effective unless passed by at least five sevenths of all IDMC members.

(3)
For an issue involving any related-party transaction, the IDMC member(s) who is (are) the related party (parties) shall avoid the above-mentioned voting, and the resolution will not be regarded as effective unless passed by five sixths of IDMC members who are not related parties. Prior to voting, IDMC members shall fully and truly disclose if the issue subject to voting is a related-party transaction as agreed in this Agreement. Otherwise, General Partner and the IDMC member(s) who should have fully and truly disclosed, but failed to disclose, the existence of the related-party relationship, will be held jointly and severally liable for all the actual losses sustained by the Partnership as a result of such failure.

(4)	IDMC will not accept any project that has for two (2) times failed to pass voting at IDMC meetings.

(5)
General Partner will be responsible for drafting detailed rules of procedure for IDMC in accordance with this Agreement and submit the same for voting at a Partners’ Meeting. The said rules shall not conflict with this Agreement. IDMC shall fully follow the aforesaid IDMC rules of procedure passed at a Partners’ Meeting. Unless passed at a Partners’ Meeting as a resolution, no amendment, change, update, interpretation, etc. of or to IDMC rules of procedure will be regarded as effective.

3.6.5	IDMC meetings and the obligation of notification

(1)
If needed, an IDMC meeting will be arranged and held at any time. General Partner shall send a notice of meeting, together with the materials based on which IDMC will make decisions, to each of IDMC members and observers, five (5) working days prior to the meeting.

(2)	IDMC meetings may be held on site, via teleconference or in any other form of communication.

(3)	National Guidance Fund will have the right to reserve the seat for one (1) IDMC member.

(4)
Within three (3) working days after making the investment decision and appropriating the investment funds, IDMC shall send one photocopy of the IDMC resolution, one original of the letter of commitment to compliance and one scanned copy of the payment voucher to National Guidance Fund and each of other limited partners. Within three (3) working days after making a resolution to exit or liquidate an investment project, IDMC shall send materials relating to such exit or liquidation to National Guidance Fund and each of other limited partners.

3.6.6	IDMC meeting minutes

Written minutes shall be prepared for each IDMC meeting and be signed by all IDMC members attending the meeting and the meeting recorder. Every IDMC member attending the meeting will have the right to request to descriptively record in the meeting minutes the speech made by him/her at the meeting. IDMC meeting minutes and written IDMC resolutions will be kept by General Partner for at least five (5) years after the end of liquidation of the Partnership.

IDMC meeting minutes shall contain the following contents at a minimum:

(1)	Date and place of meeting and name of the convener;

(2)	Means of meeting and names of attendants;

(3)	Agenda;

(4)	Highlights of speeches of members;

(5)	Means of voting for each resolution, and the result of voting (indicating “Agree” / “Disagree”);

(6)	Other issues which should be described and recorded in the meeting minutes.

3.7	Management Team

3.7.1
In order to ensure management of the Fund in a professional manner, General Partner shall set up a Management Team (“Management Team”) to take charge of such issues of the Partnership as investments, post-investment management, exits, etc. Management Team members will not receive any remuneration from the Partnership.

3.7.2
Management Team will have two (2) core members (“Key Persons”) who will be responsible for professional management of the operation of the Fund. At the time of conclusion of this Agreement, such key persons are [***] and [***]. No change to key persons will be effective unless agreed by partners (including National Guidance Fund) who hold at least two thirds of the property of the Partnership.

General Partner shall ensure that key persons will work at General Partner during the duration of the Partnership and that all key persons will be IDMC members. If more than one third of key persons no longer work at General Partner, (i) the Partnership’s Investment Period shall be suspended, and the Partnership will only carry out existing activities and the Investment Period will not be resumed until determination of eligible replacement key persons; (ii) the Partnership will suspend payment of management fee to General Partner and will not pay management fee for the suspended period to General Partner until the determination of eligible replacement key persons, and any and all the losses that might be sustained by General Partner as a result of such suspension will be solely and exclusively borne by General Partner. If no replacement key persons are not determined in accordance with the provisions of this Agreement within sixty (6) days after occurrence of the above-mentioned issue, limited partners will have the right to suspend payment of capital contribution to the Partnership, which will not be regarded as a default in respect of capital contribution.

3.7.3	Management Team’s powers:

(1)	Look for investment projects and conduct preliminary business investigations;

(2)
Carry out due diligence on investment projects and negotiate with relevant parties, and draft relevant letters of intent, MoUs, contracts, agreements and other documents, and submit the results of due diligence and such documents to IDMC for review;

(3)	Handle, or assist relevant parties in handling, relevant government approval, registration, filing and other formalities (if needed) involved in the external investments of the Partnership;

(4)
Submit the documents signed by all parties to the investment and relevant approval, registration and filing documents (if any) issued by relevant government authorities for the investment to the custodian bank for review;

(5)
Follow up on investment projects, keep liaison with relevant parties, and manage investment projects in accordance with authorization; timely follow up on and implement changes in respect of industry and commerce registration items of invested enterprises; promptly report material issues relating to investment projects to General Partner;

(6)
Prepare exit schemes for investment projects, and negotiate with relevant parties regarding the Partnership’s exits from investments; draft relevant letters of intent, MoUs, contracts, agreements and other documents, and submit such documents to IDMC for review prior to exiting;

(7)	Handle, or assist relevant parties in handling, relevant government approval, registration, filing and other formalities (if needed) involved in the investment exits of the Partnership;

(8)	Provide the Partnership and partners with information, data and reports.

3.8	Transfer by General Partner of its share of property

General Partner shall not transfer all or any part of the property held thereby in the Partnership to any third party.

3.9	General Partner’s withdrawal from the Partnership

3.9.1	General Partner shall withdraw from the Partnership if:

(1)	General Partner’s business license is legally revoked, or General Partner is ordered to close or cancelled or declared bankrupt; or

(2)	Applicable laws, administrative regulations and rules require that General Partner must have a relevant qualification, but General Partner has lost this qualification; or

(3)	All the share held by General Partner in property of the Partnership is mandatorily enforced by a people’s court.

The above reasons for withdrawal from the Partnership will be effective on the date of actual occurrence.

3.9.2	When unanimously agreed by all other partners, General Partner may be removed from the Partnership if General Partner:

(1)	Fails to perform its obligation of capital contribution by the deadline for capital contribution as agreed in this Agreement; or

(2)	Fails to diligently exercise or perform any of its powers or responsibilities as provided for in this Agreement; or

(3)	Cause the Partnership to suffer any loss due to its intentional act or omission or gross negligence; or

(4)	Commits any material misconduct when handling affairs of the Partnership, causing the Partnership to suffer any loss.

3.9.3	Unless otherwise agreed in this Agreement, General Partner shall not withdraw from the Partnership during the duration of the Partnership.

3.9.4
Where all other partners unanimously agree to remove General Partner from the Partnership in accordance with the provisions of Article 3.9.2 of this Agreement, a written notice to this effect shall be sent to General Partner. Such a written notice shall be signed by the legal representatives of all limited partner/ duly authorized representative of Managing Partner and shall be affixed with the official seals of all limited partners. Removal will be effective and General Partner will be regarded as having withdrawn from the Partnership on the day when General Partner receives the notice of removal. Where General Partner has any dispute over the resolution of removal, it may file a suit with a competent people’s court within thirty (30) days after receipt of the notice of removal.

3.9.5
Where General Partner has withdrawn from the Partnership, other partners and General Partner shall complete settlement based on the property of the Partnership at the time of withdrawal and return General Partner’s share of property to it. The specific return scheme will be prepared by General Partner within thirty (30) days after receipt of the notice of removal in accordance with the provisions of this Agreement and applicable laws, and will be subject to review and approval by Partners’ Meeting in accordance with Article 5.1 of this Agreement within thirty (3) days after completion of preparation of the return scheme.

3.9.6
Where General Partner withdraws from the Partnership as a result of removal in accordance with Article 3.9.2 of this Agreement, the Partnership will have the right to deduct from the share of property returnable to General Partner the loss sustained by the Partnership due to any of the circumstances described in Article 3.9.2 of this Agreement.

3.9.7
Where General Partner withdraws from the Partnership, General Partner will bear unlimited joint and several liability for the debt incurred by the Partnership due to any reason existing prior to such withdrawal.

4.	Limited partners

4.1	Limited liability; limitations on their shares of property

4.1.1	A limited partner’s liability for the debt of the Partnership will be limited to the capital contributed thereby to the Partnership.

4.1.2	No limited partner shall pledge its share of property in the Partnership or use its share of property in the Partnership to set up any other enterprise.

4.2	No execution of affairs of the Partnership

4.2.1	Limited partners will not execute affairs of the Partnership or represent the Partnership in interacting with external parties.

4.2.2	None of limited partners’ following rights or behaviours will be regarded as an act of executing the affairs of the Partnership:

(1)	Participating in making decisions regarding General Partner’s joining the Partnership, change of nature or withdrawal from the Partnership;

(2)	Overseeing General Partner’s execution of affairs of the Partnership;

(3)	Offering proposals for operation and management of the Partnership;

(4)	Participating in selection of the accounting firm for undertaking audit of the Partnership;

(5)	Obtaining audited financial reports of the Partnership;

(6)	Accessing the Partnership’s financial / accounting books and other financial information/data;

(7)	Claiming rights or file a suit against liable partners when their interests in the Partnership are damaged;

(8)	When General Partner fail to diligently exercise rights, procuring it to exercise such rights or filing a suit in their own name for the benefit of the Partnership;

(9)
Lawfully requesting to hold, participating in or sending agents to participate in Partners’ Meetings (where General Partner fails to diligently perform its responsibilities, limited partners may convene and chair Partners’ Meeting), and exercising corresponding voting rights;

(10)	Lawfully providing guarantees for the Partnership.

4.3	Representations and warranties

4.3.1	Each limited partner hereby represents and warrants to General Partner and all other limited partners that:

(1)	It is an entity legally established and validly existing or a natural person with full capacity for civil conduct;

(2)
It is empowered to sign and perform this Agreement, and its signing and performance of this Agreement will not (i) violate any applicable law, administrative regulation, rule, court decision or arbitral award which it must observe; or (ii) violate any of the documents based on which it is legally established and validly exists (not applicable to natural person); or (iii) violate any document or agreement to which it is a party or which is binding on it or any of its assets;

(3)
With respect to its signing and performance of this Agreement, it has passed a valid resolution and is fully authorized in accordance with its internal procedures, and the person representing it in signing this Agreement is its lawful and valid representative;

(4)	With respect to its signing and performance of this Agreement, it has completed all necessary government approval, registration or filing formalities (if needed);

(5)	Where its signing and performance of this Agreement requires any third-party consent, it has received written consent from such third party.;

(6)
It decides to participate in the setup of or investment in the Partnership based on its own independent judgement rather than reliance on any document or description provided by General Partner (including descriptions regarding legal risks, investment risks, taxes & fees, preferential government policies, estimated yields and any other issues);

(7)	It has carefully read all the provisions of this Agreement and fully understand their meanings without any misunderstanding;

(8)
As of the signing date of this Agreement, it has not engaged in any issue that might produce any material adverse effect on any issue described in this Agreement or on any other party to the Partnership;

(9)	All the materials delivered thereby to other parties are true, accurate and complete without any misleading statement.

4.3.2
Where any limited partner breaches any of its representations, undertakings and warranties in this Agreement, resulting in any loss to the Partnership and/or other partners, the said breaching limited partner shall indemnify the Partnership and/or other partners against such loss.

4.4	Transfer by limited partner of its share of property

4.4.1
When a limited partner proposes to transfer all or any part of the property held thereby in the Partnership, it shall send a written application for transfer to General Partner at least thirty (30) days in advance. Such an application for transfer shall include the share of property proposed for transfer, consideration for transfer, method and deadline for payment of the consideration for transfer, basic information of transferee, documents proving transferee as eligible investor under the Interim Measures for the Supervision and Administration of Private Equity Funds and other material issues relating to the transfer in question. After a limited partner submits an application for transfer as per the above-mentioned requirements, Partners’ Meeting will follow the provisions of this Agreement in voting to determine whether or not to agree to such a transfer.

4.4.2
In case a limited partner breaches the above provisions by unilaterally transferring, without completing duly required procedures, all or any part of the property held thereby in the Partnership, Partners’ Meeting will have the right to remove it from the Partnership, and the said limited partner shall be held liable for indemnifying the Partnership and/or other partners against any and all losses sustained by the Partnership and/or other partners as a result of its breach.

4.5	Limited partner’s withdrawal from the Partnership

4.5.1	A limited partner will be regarded as having withdrawn from the Partnership if:

(1)	It, as a natural-person partner, is dead or legally declared dead; or

(2)	It, as an individual, has become insolvent; or

(3)
As a legal person or any other organization, its ’s business license is legally revoked, or it is ordered to close or cancelled or declared bankrupt, and the inheritor of its rights is unwilling to obtain the status which such a limited partner has in the Partnership; or

(4)	It has lost the qualifications which it must have as per the provisions of applicable laws, administrative regulations, rules or this Agreement; or

(5)	All of its share of property in the Partnership has been mandatorily enforced by a competent people’s court; or

(6)	Other circumstances provided for in applicable laws, administrative regulations, rules and this Agreement under which the limited partner is regarded as withdrawn from the Partnership.

The above reasons for withdrawal from the Partnership will be effective on the date of actual occurrence.

4.5.2	When unanimously agreed by all other partners, a limited partner may be removed from the Partnership if:

(1)	It fails to pay in full the capital subscribed thereby to the Partnership by the deadline for capital contribution as specified herein;

(2)	It has caused any loss to the Partnership due to any intentional act or omission or gross negligence on its part;

(3)	It breaches any other provision of this Agreement.

4.5.3
Where all other partners unanimously agree to remove the said limited partner from the Partnership, a written notice to this effect shall be sent to the said limited partner. Such a written notice shall be signed by the legal representatives of General Partner and all other limited partners/ duly authorized representative of Managing Partner and shall be affixed with the official seals of all other partners. Removal will be effective and the removed limited partner will be regarded as having withdrawn from the Partnership on the day when limited partner receives the notice of removal. Where removed limited partner has any dispute over the resolution of removal, it may file a suit with a competent people’s court within thirty (30) days after receipt of the notice of removal.

4.5.4
Where a limited partner has withdrawn from the Partnership, other partners and the said withdrawn limited partner shall complete settlement based on the property of the Partnership at the time of withdrawal and return the withdrawn limited partner’s share of property to it. The specific return scheme will be prepared by General Partner and submitted to Partners’ Meeting for review and approval.

4.5.5
Where a limited partner has withdrawn from the Partnership as a result of removal, the Partnership will have the right to deduct from the share of property returnable to General Partner the loss sustained by the Partnership and/or other partners due to any of the circumstances described in Article 4.5.2 of this Agreement.

4.5.6
After a limited partner has withdrawn from the Partnership, it will be liable for the debt of the Partnership incurred for any reason existing prior to its removal, and such liability will be limited to the property recovered from the Partnership at the time of removal.

4.6	Mutual change of status between limited partner and General Partner

Unless otherwise provided for in applicable laws or unless otherwise agreed in this Agreement or unless unanimously agreed by all partners, no limited partner will be changed to General Partner and vice versa.

5.	Management of the Partnership

5.1	Partners’ Meeting

5.1.1	The Partners’ Meeting consists of all partners. The following matters of the Partnership shall be voted by the Partners’ Meeting:

(1)	modification of this Agreement;

(2)	decision on increase or decrease of the total amount of the capital contribution and change of the capital contribution time of the partners;

(3)	termination or dissolution of the Partnership;

(4)	change of the name of the Partnership;

(5)	change of the business premises of the Partnership;

(6)	decision on the adjustment of members of the entrusted management body and the investment committee of the Partnership and the rules of procedures of the investment committee;

(7)	review of the change of Key Persons;

(8)
review of the work report, custody report, audit report and financial accounts report of the Partnership for the previous year, and the work plan and financial budget of the Partnership for the current year, as submitted by the General Partner;

(9)	engagement or replacement of the Custodian Bank;

(10)	appointment or dismissal of an accounting firm that undertakes the audit business of the Partnership;

(11)	transfer or disposal of the intellectual property and other property rights of the Partnership;

(12)	property refund plan when a partner withdraws from the Partnership;

(13)
decision on the profit distribution of the Partnership pursuant to this Agreement, which shall be implemented after obtaining relevant approval if it is required to obtain the approval of the relevant government department in advance;

(14)	transfer by a limited partner of its share of property in the Partnership held by him;

(15)	delisting of a partner from the Partnership pursuant to this Agreement;

(16)	decision on admission of a new partner into the Partnership pursuant to this Agreement;

(17)	extension of the Duration of and the Investment Period of the Partnership;

(18)	change of key members of the management team of General Partner of the Partnership;

(19)	approval of the liquidation report of the Partnership; and

(20)	other matters that are required to be agreed by the Partners’ Meeting as expressly provided under relevant laws, administrative regulations, rules and this Agreement.

The voting of items (1), (2), (3) and (4) above shall be adopted by approval of all the partners; and the remaining resolutions of the Partners’ Meeting shall be adopted by approval of the partners who hold two-thirds of the share of property in the Partnership (except as otherwise agreed in this Agreement).

5.1.2
The Partners’ Meeting is held at least one (1) time per year and is convened and presided over by the General Partner. To hold the Partners’ Meeting, the General Partner shall notify each limited partner at least ten (10) days in advance, and such written notice shall include at least: the time and place of the meeting; the agenda and related materials; contact person and contact details.

5.1.3	A temporary Partners’ Meeting shall be convened by the convenor of the meeting by issuing a notice of the meeting to all the partners ten (10) days in advance.

5.1.4
The Partners’ Meeting may be attended by a partner or its authorized representative in a manner that allows for immediate access to meeting information, such as in the form of physical meeting, teleconference or video conference. The General Partner shall record the meeting and make the written resolutions of the meeting. The partners or their authorized representatives present at the meeting shall sign the minutes of the meeting. The partners or their authorized representatives who vote for the resolutions of the meeting shall sign and affix seal on the resolution document. The General Partner shall promptly send the minutes of the meeting and the written resolution documents to the partners who attend the meeting other than physically. Such partners shall sign and affix seal on the written documents, and send them back to the General Partner within ten (10) days after receiving of the same from the General Partner.

5.2	Management Fee

5.2.1	With respect to the implementation of affairs by the General Partner, the Partnership shall pay the General Partner a management fee (“Management Fee”).

5.2.2
The Management Fee for the first year may be paid within thirty (30) days from the date on which the Partnership is established, the custody agreement has become effective and all of the subscribed contributions paid by the partners upon execution of this Agreement have been fully transferred to the Custody Account.

Except for the Management Fee for the first year, the Management Fee shall be paid in two installments during the Duration of the Partnership, and the amount of each payment shall be equivalent to half of the annual payable amount; the Partnership shall pay the Management Fee payable to the General Partner for the preceding six (6)- month period within thirty (30) days after the expiration of the six (6)-month period of each fiscal year and within thirty (30) days after the start of the next fiscal year. In the process of capital reduction and liquidation of the Partnership, the Management Fee to be paid to the General Partner shall be suspended.

For the sake of clarity, the Management Fee for the first year refers to the management fee payable to the General Partner from the date of establishment of the Partnership to December 31st (inclusive) of the same year.

5.2.3	The Management Fee payable by the Partnership to the General Partner each year is calculated as follows:

(1)	During the Investment Period of the Partnership, the annual Management Fee shall be drawn on a yearly basis according to 2% of the total capital contribution paid by all partners. That is:

Annual Management Fee = total capital contribution paid by all partners × 2%

(2)
During the Investment Extension Period of and the Payback Period of the Partnership, the annual Management Fee shall be drawn on a yearly basis according to 1.5% of the principal amount of the investment made but not withdrawn by the Partnership. That is:

Annual Management Fee = the principal amount of the investment made but not withdrawn by the Partnership ×1.5%

5.2.4	The Management Fee for the period that is less than a full fiscal year shall be calculated according to the ratio of the actual number of days to the total number of days in the same year. That is:

Management Fee for the period that is less than a full fiscal year = annual Management Fee to be drawn for the period as stipulated in Article 5.2.3 of this Agreement × (the actual number of days/the total number of days in the same year).

5.3	Accounting, Auditing and Information Reporting System of the Partnership

5.3.1	The fiscal year of the Partnership is from January 1 to December 31 of each year.

5.3.2
The Partnership shall keep accounts in accordance with the relevant laws and regulations. A limited partner may have access to the accounting books by notifying the General Partner in writing ten (10) days in advance.

5.3.3
The General Partner shall: (1) submit the report on the business activities and financial status of the Partnership for the previous quarter within fifteen (15) working days from the end of each quarter of the first three quarters of each fiscal year; (2) submit the semi-annual report of the Partnership within twenty (20) days from the end of the first half of each fiscal year; (3) submit a concise report on the business activities and financial status of the Partnership for the previous year within twenty (20) working days from the end of each fiscal year; and submit the annual report of the management of the Partnership (including the audit report and the custody report) for the previous year within three (3) months from the end of each fiscal year. These reports should be complete, true and adequate, with no material omissions or material misleading statements.

5.3.4
The Partnership shall engage a qualified accounting firm promptly after the end of each fiscal year to audit the financial statements of the Partnership in accordance with the Accounting Standards for Business Enterprises and other provisions (which shall include without limitation the balance sheet, profit and loss statement, cash flow statement of the Partnership, the balance of the capital account of each partner in the Partnership and relevant changes during the reporting period, the summary of financial and business information of the portfolio and the appraisal of current market value of investment projects of the Partnership), and shall submit the annual report of the Partnership (which shall include the audited annual financial statements) to each limited partner within three (3) months after the end of each fiscal year.

5.3.5	At the occurrence of a material event affecting the net worth of the Partnership, the General Partner shall submit a written report to all partners within three (3) days.

5.3.6
The General Partner shall report to the limited partners on a regular basis the implementation of the affairs of the Partnership and the operation and financial status of the Partnership, and perform all the information reporting obligations provided hereunder. The National Guidance Fund has the right to require the General Partner to provide relevant information on any working day in accordance with the regulatory requirements of the government investment fund, and the General Partner must fully cooperate with the same.

6.	Foreign Investment by the Partnership

6.1	Investment Targets and Investment Restrictions

6.1.1	When the Partnership invests in a project, it must comply with requirements of national laws, administrative regulations, rules, and industrial policies.

6.1.2
More than 60% of the total amount of capital contribution by the Partnership shall be invested in early/intermediate-stage innovative enterprises and startup-stage innovative enterprises in emerging industries.

Startup-stage innovative enterprises refer to enterprises that meet the following conditions: that is, the enterprise has been established for no more than five (5) years, the number of employees is no more than three hundred (300), and the number of scientific and technical personnel directly engaged in research and development accounts for twenty percent (20%) or more of the total number of employees, the total assets do not exceed Renminbi thirty million (RMB 30,000,000) and the annual sales or turnover does not exceed Renminbi thirty million (RMB 30,000,000). Early/intermediate-stage innovative enterprises refer to enterprises that meet the following conditions: the number of employees does not exceed five hundred (500), the total assets do not exceed Renminbi two hundred million (RMB 200,000,000), and the annual sales or turnover does not exceed Renminbi two hundred million (RMB 200,000,000). The Council of the National Guidance Fund has the right to adjust the scope of the aforementioned startup-stage innovative enterprises and early/intermediate-stage innovative enterprises.

The investment amount of the Partnership investing in enterprises in the Hefei Economic and Technological Development Zone shall not be less than 50% of the total capital contribution paid by all partners.

In calculating the investment amount of the Partnership investing in enterprises in the Hefei Economic and Technological Development Zone, the following items are include:

(1) The investment amount of the Partnership in the enterprises that are registered at the Hefei Economic and Technological Development Zone;
(2) The actual investment amount of the Partnership in the enterprises that are introduced to the Hefei Economic and Technological Development Zone from another place (including the actual investment amount for overall relocation of such enterprises and for the transfer of industrial and commercial and tax registration to the Hefei Economic and Technological Development Zone or for the establishment of new companies, subsidiaries, etc. in the Hefei Economic and Technological Development Zone).

If and only if the Partnership’s investment decision violates the aforementioned provisions, the members of the investment committee appointed by Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd. have a veto power over the investment in the investment project.

6.1.3	The investment amount of the Partnership investing in companies controlled by the same company or the same actual controller shall not exceed 20% of the size of the Partnership.

6.1.4
The Partnership is not allowed to borrow foreign funds. The debts of the Partnership only include payable items such as taxes payable, dividends payable and other payables, and the Partnership does not involve any form of external short-term and long-term borrowing.

6.1.5	The Partnership may not engage in the following businesses:

(1)	investment in listed companies, excluding the part of the shares held by the Partnership in any unlisted enterprise as invested, that is not transferred or placed after the listing of such enterprise;

(2)	guarantee, mortgage, entrusted loan and the investment business where the invested company commits to guarantee the principal amount and regularly distribute interest income and other fixed income;

(3)
investment in secondary market stocks, futures, real estate (including purchase of self-use real estate), securities investment funds, corporate bonds, trust products, wealth management products, insurance plans and other financial derivatives;

(4)	investment in other venture capital funds or investment companies;

(5)	provision of sponsorship and donation to any third party;

(6)	absorption or disguised absorption of deposits, or provision of loans and funds to any third party;

(7)	foreign investment in which it bears unlimited joint and several liability;

(8)	issuance of trusts or collective financial products for fund-raising;

(9)	investment in recovery funds for foreign investment again during the Duration;

(10)
becoming the controlling shareholder or the largest shareholder of the invested company (for the sake of clarity, the controlling shareholder refers to a shareholder whose capital contribution accounts for more than 50% of the total capital of a limited liability company or who holds more than 50% of the total share capital of a joint stock company; or a shareholder whose voting rights based on its capital contribution or shares held by it are sufficient to have a material effect on the shareholders’ meeting and the general meeting of shareholders though the proportion of such capital contribution or shares is less than 50%;

(11)	other businesses prohibited by national laws, administrative regulations and rules.

6.2	Investment Withdrawal

6.2.1	Methods of withdrawal. A Partnership can withdraw from an invested company by:

(1)	transfer of equity/share of the invested company;

(2)	repurchase by a shareholder of the invested company;

(3)	liquidation of the invested company;

(4)	and other methods in compliance with laws, administrative regulations and rules.

6.2.2
Examination of withdrawal. Where the Partnership withdraws from the invested company, the management team shall negotiate with the relevant parties to determine the withdrawal clauses, and submit the withdrawal clauses and other relevant documents to the investment committee for examination.

6.2.3
Execution of withdrawal. Subject to examination and approval by the investment committee, the management team shall be responsible for execution of the withdrawal. For the sake of clarity, the withdrawal documents determined by the management team and the relevant parties may not conflict with the withdrawal clauses approved by the investment committee. Otherwise, the investment committee shall conduct a re-examination. All property distributed to the Partnership upon its withdrawal from the invested company shall be immediately transferred to the Custody Account of the Partnership, and shall not be occupied or used for other purposes. If the management team does not implement the withdrawal or fails to implement the withdrawal in accordance with the withdrawal clauses approved by the investment committee and this Agreement, the General Partner shall bear the corresponding liability for breach of contract.

7.	Sharing of Profits and Losses

7.1
The Partnership shall make accounting of and distribute the profits of the Partnership each fiscal year. The distributable income of the Partnership shall be distributed to the partners as soon as possible and no later than sixty (60) working days after the end of the fiscal year in which such receivables occurs.

7.2
The Partnership adopts the principle of “return before distribution” in respect of reward on performance of the General Partner. After all the partners have recovered all of their paid contributions in proportion to their paid contributions, and all the partners' net investment income accumulatively gained from the Partnership has reached the annual simple interest rate of 6%, if there is any excess income, it can be distributed according to the accrual criteria for performance reward (performance compensation).

The General Partner has the right to accrue performance compensation according to a certain percentage from the excess income. The calculation of performance compensation adopts step-by-step grading:

(1) The portion of the excess income that is less than one time of the total contribution paid by all partners (inclusive), 20% is accrued as performance compensation of the General Partner;
(2) The portion of the excess income that is more than one time of but less than two times of the total contribution paid by all partners (inclusive), 25% is accrued as performance compensation of the General Partner;
(3) The portion of the excess income that is more than two times of the total contribution paid by all partners, 30% is accrued as performance compensation of the General Partner;
The remaining portion of the excess income after the performance remuneration is accrued for the General Partner is distributed among limited partners according to the proportion of their actual paid contribution.

The “net investment income” above refers to the distributable profits received by the Partnership after all partners of the Partnership achieve the return.

7.3
The General Partner has no right to accrue the performance reward until all partners have recovered all of their paid contributions in proportion to their paid contributions and their accumulated net investment income reaches the annual simple interest rate of 6%.

7.4
Prior to the expiration of the Duration of the Partnership, to the extent permitted by applicable law, the distribution will be made in cash in principle; if the Partnership fails to make cash distributions at the time of liquidation upon termination, the General Partner has the right to decide that, to the extent permitted by applicable law, the distribution will made in a non-cash manner. In the case of non-cash distribution, the General Partner shall provide necessary assistance if a partner obtains the relevant distribution and requires the General Partner to assist him in realizing the distribution. The distribution to the National Guidance Fund shall be made in cash, and the General Partner is obliged to realize the non-cash distributions that the National Guidance Fund shall receive before the cash distribution to the National Guidance Fund. Other limited partners do not assume a positive obligation for the National Guidance Fund to receive cash distribution, but must not prevent the General Partner from realizing the distributions for the National Guidance Fund.

Whether the General Partner realizes the non-cash distributions that the National Guidance Fund shall receive, or the General Partner assists the limited partners to realize the non-cash distributions that have been received, the General Partner shall, upon the principle of fairness and justice, not satisfy the requirements of either party by prejudicing the interests of the other party.

7.5
For non-cash distributions, except for assets with open market prices, the value of non-cash assets shall be assessed by an independent third-party professional body, and the results of the assessment shall be provided in writing to all partners.

7.6	Each partner shall pay taxes in accordance with laws with respect to all distributions it receives from the Partnership.

8.	Dissolution and Liquidation

8.1	The Partnership shall be dissolved under any of the following circumstances:

(1)	The Duration expires and the partners decide not to operate it any longer;

(2)	The partners fail to make their respective capital contributions in full and as a result, the Partnership is unable to conduct normal business operations;

(3)	All partners make a decision to dissolve it;

(4)	The Partnership ceases to meet the establishment and operation conditions as provided for in applicable las, administrative regulations or rules;

(5)	30 days have lapsed since the number of partners fails to reach the quorum;

(6)	The Partnership aim as stipulated herein has been realized or is unable to be realized;

(7)	Its business license is revoked, or it is ordered to close up or to be revoked;

(8)	The Partnership suffers serious losses (which reach or exceed 50% of the total capital contribution made to the Partnership) and cannot continue to operate;

(9)	A new general partner is not determined within 60 days after the General Partner withdraws naturally from the Partnership, is removed or replaced;

(10)	All investments have been recovered;

(11)	The Partnership is dissolved pursuant to the other provisions of this Agreement; and

(12)	Any other circumstance for the dissolution of the Partnership as provided for by any law, administrative regulation or rule.

8.2
When the Partnership is dissolved, it shall be liquidated by liquidators. All partners shall act as liquidators. Upon consent of more than half of all partners, one or several partners or third persons may, within 15 days after the occurrence of the cause for the dissolution of the Partnership, be designated or entrusted to act as liquidators.

8.3
If no liquidator is designated within 15 days after the occurrence of the cause for the dissolution of the Partnership, the partners or other interested parties may apply to the people's court to designate liquidators.

8.4	The liquidators shall handle the following affairs during the process of liquidation:

(1)
To sort out the properties of the Partnership, prepare the balance sheet and the property list and engage a third party institution with lawful qualifications to audit such balance sheet and property list;

(2)	To handle the pending affairs of the Partnership that are related to the liquidation;

(3)	To pay up taxes payable;

(4)	To settle claims and debts;

(5)	To handle the remaining properties after the Partnership repays its debts; and

(6)	To participate in lawsuits or arbitrations on behalf of the Partnership.

8.5	The liquidators shall, within 10 days of their designation, inform the creditors (if any) of the cause of the dissolution of the Partnership and publish an announcement on a newspaper within 60 days.

8.6	During the process of liquidation, the Partnership still exists but it shall not carry out any business activities irrelevant to the liquidation.

8.7
After paying off the liquidation expenses, legal indemnities, outstanding taxes and the debts with the properties of the Partnership, the residual properties may be distributed in accordance with the relevant provisions of this Agreement.

For the avoidance of doubt, if the Partnership or the General Partner has any of the circumstances as set forth under Article 9.3 hereof during the operation of the Partnership, then during the liquidation period, the National Guidance Fund shall still have the right to deduct, cancel or even require the refund of the management fee paid to the General Partner, as well as the management fee and/or performance reward corresponding to the share of the contribution paid by the National Guidance Fund in accordance with the provisions of Article 9.3 hereof. When the Partnership distributes the said residual property, it shall comply with the aforesaid requirements of the National Guidance Fund.

8.8
After the liquidation is ended, the liquidators shall prepare a liquidation report. Within 15 days after the liquidation report is affixed with the signatures and seals of all partners, it shall be submitted to the Partnership registration organ for deregistration of the Partnership.

8.9
After the completion of the liquidation procedures, the liquidators shall engage an independent law firm to issue a legal opinion on the dissolution of the Partnership, stating that the dissolution and liquidation of the Partnership conform to laws, administrative regulations, rules and the provisions of this Agreement, and such legal opinion shall be delivered or mailed to the partners of the Partnership.

9.	Defaulting Liability

9.1	If any partner violates this Agreement, such partner shall bear the corresponding defaulting liability according to law:

(1)
If any partner fails to make its capital contribution within the agreed time limit, such partner shall be liable in accordance with the provisions of Article 2.3 hereof (in the case of the failure of the National Guidance Fund to perform the obligation of capital contribution under Article 2.3.4 hereof, such partner shall not be liable in connection with its capital contribution).

(2)
If a partner fails to transfer or pledge its share of property in accordance with this Agreement, and such act may be revoked or invalid in accordance with the law, thereby causing losses to other partners or partnerships, such partner shall be liable for compensating the losses thus incurred by the other partners or the Partnership.

(3)
A limited partner shall be liable for damages caused to the Partnership or other partners by dealing with others in the name of the Partnership without authorization; if a third party has reason to believe that a limited partner is the General Partner and deals with it, such limited partner shall bear the same liability as the General Partner in connection with the transaction.

(4)
If any partner has any other act that is in material breach of this Agreement, or has any gross negligence or violates the Applicable Laws, thus causing losses to the Partnership, such partner shall be liable for compensation to other partners or the Partnership.

9.2
If a party breaches this Agreement and as a result, this Agreement cannot be performed in full or in part, then the breaching party shall bear the defaulting liability; if several parties are involved in any breach, they shall bear their respective defaulting liabilities, depending on the actual situation.

9.3	If:

(1)	The Partnership’s investment does not conform to the policy objectives and this Agreement (including, but not limited to, object of investment and investment restrictions);

(2)	The General Partner fails to perform its information reporting obligation in full or in part as stipulated in this Agreement;

(3)	The Partnership or the General Partner violates laws, administrative regulations, rules or other provisions of this Agreement;

then the National Guidance Fund shall have the right to unilaterally decide to take one or more of the following measures:

(1)	Notify the General Partner to make rectification and have the right to suspend further capital contribution to the Partnership without any liability on its part;

(2)
To suspend, deduct, cancel or even require the refund of part or all of the management fees paid to the General Partner and allocate the related fees so deducted, cancelled or refunded d to the relevant partners;

(3)
To postpone, deduct, cancel or even require the refund of the management fees and/or performance rewards corresponding to the share of the paid capital contribution of the National Guidance Fund and allocate the related fees so deducted, cancelled and refunded to the National Guidance Fund;

(4)	Withdraw from the Partnership.

For the avoidance of doubt, the State Guidance Fund has the right to take the above measures at any time, without time limit when any said circumstance actually occurs to the Partnership or the General Partner. Other partners shall agree to sign all such documents or perform all such procedures as are necessary to ensure that the National Guidance Fund completes the aforementioned matters.

10.	Term and Termination

10.1
This Agreement shall become effective on the date first above written after it is signed by the Parties and affixed with their respective seals - in the case of natural persons, it shall be signed by them and affixed with their personal seals; in the case of non-natural persons, it shall be affixed with their official seals and be signed by their legal representatives, representatives appointed by managing partners or authorized representatives (or affixed with their personal seals).

10.2
After the entry into force of this Agreement, this Agreement shall remain in force until (i) the date on which the Partnership completes its deregistration; or (ii) the Parties agree in writing to terminate the Partnership; or (iii) the Partnership is terminated in accordance with Applicable Laws, whichever occurs earlier.

10.3
The termination of this Agreement for whatever reason shall not exempt any party from its defaulting liability towards with other parties up to such termination or from any defaulting liability that may arise after such termination in connection with any act or omission of such party prior to such termination.

11.	General

11.1	Confidentiality

11.1.1	Any party shall keep confidential any information relating to the following ("Confidential Information"):

(1)	The existence and content of this Agreement;

(2)	All the information provided to such party by the other parties in connection with the negotiation, execution and performance of this Agreement.

Except as provided in Article 11.1.2, none of the Parties may use or disclose any Confidential Information to any third party for its own business purpose without the prior written consent of the other parties.

11.1.2	The obligation of confidentiality under Article 11.1.1 does not apply to the information which:

(1)	is disclosed by any party to its affiliated parties or professional advisers for the purposes of this Agreement;

(2)	is independently developed by any party or is received from a third party without the duty of confidentiality or is publicly available through no breach of Article 11.1 hereof;

(3)
is disclosed in accordance with laws, administrative regulations, regulations, stock exchange rules, or any binding judgment, order or demand from any court, regulatory body or other government department having jurisdiction, or is disclosed pursuant to any regulatory or governmental proceedings.

11.1.3	The provisions of Article 11.1 hereof shall survive the termination of this Agreement

11.2	Notices

Any notice, claim, request or demand ("Notice") relating to this Agreement or matters contemplated hereby shall be made in Chinese and shall be deemed to have been duly given or served if such notice is delivered or sent in accordance with the following provisions:

The mailing addresses and contact details of the Parties are as follows:

No.	Name	Mailing address	Contact person	Tel.	Email
1	Infotech National Emerging Industry Venture Investment Guidance Fund (LP)	Room 1005, Investment Building, 546 Qinglin Road, Longcheng Sub-district, Longgang District, Shenzhen	[***]	[***]	[***]
2	Hefei Guozheng Asset Management Co., Ltd.	Room F, 17th Floor, Anhui Technology Building, Garden Street, Hefei City, Anhui Province	[***]	[***]	[***]
3	Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd.	Room 1207, Block A, Jade Plaza, South of Shimen Road, Hefei Economic and Technological Development Zone, Anhui Province	[***]	[***]	[***]
4	ACM Research (Shanghai), Inc.	Building 4, No. 1690 Cailun Road, China (Shanghai) Free Trade Pilot Area	[***]	[***]	[***]
5	Hefei Tongyi Equity Investment Partnership (LP)	Room 6103, Haiheng Building, 6 Cuiwei Road, Hefei Economic and Technological Development Zone, Anhui Province	[***]	[***]	[***]
6	Shenzhen Waitan Technology Development Co., Ltd.	Room 201, Building A, No. 1 Qianwan 1# Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen	[***]	[***]	[***]
7	Beijing Shixi Qingliu Investment Co., Ltd.	Room 1702, 17th Floor, Block A, Zhizhen Building, 7 Zhichun Road, Haidian District, Beijing	[***]	[***]	[***]

11.3	Changes

No modification, amendment or change to this Agreement shall be valid, unless it is considered and approved by the partners’ meeting in accordance with the provisions of this Agreement.

11.4	Further Assurance

Each party shall, and shall make every commercially reasonable effort to cause any necessary third party, at any time after the other parties make a request, sign such documents, take such actions and handle such matters as are reasonably requested by the other parties, so as to enable the other parties to fully enjoy the interests under all the provisions of this Agreement.

11.5	Entire Agreement

This Agreement sets forth the entire agreement and understanding among the Parties with respect to their rights and obligations in relation to the matter under this Agreement. This Agreement supersedes all previous (oral or written) agreements, understandings or arrangements concerning such matter. None of the Parties has signed this Agreement by relying on any representation, warranty or undertaking not stated or mentioned herein.

11.6	Taxes and Expenses

Except as otherwise provided herein or agreed by the Parties in writing, each party shall bear the taxes and expenses incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement.

11.7	Presumption

This Agreement shall be fairly interpretive to each party, regardless of which party is the author of this Agreement. The Parties acknowledge and agree that they have played an important and fundamental role in the planning, drafting and review of this Agreement.

11.8	Force Majeure

If any party is prevented from performing this Agreement or unable to perform this Agreement according to the agreed conditions directly as a result of an earthquake, typhoon, flood, fire, war or other force majeure vent whose happening and consequences are unpreventable and unavoidable, the prevented party shall forthwith notify the other party in writing of the occurrence of such event and within 15 days thereafter, provide the details of the event and the valid supporting documents explaining the reasons for non-performance, partial non-performance or delay in the performance of this Agreement. Depending on the extent of the impact of the event on the performance of this Agreement, the Parties to this Agreement shall decide through consultation whether to terminate this Agreement, or partially exempt the responsibility for the performance of this Agreement, or to postpone the performance of this Agreement.

11.9	Governing Law

The signing, changes, interpretation and performance of this Agreement shall be governed by the Chinese laws (“Applicable Laws”).

11.10	Dispute Resolution

Any controversy, dispute or claim arising from or in connection with this Agreement, including any question regarding its breach, termination or invalidity ("dispute") shall first be resolved by the Parties through friendly consultation between the Parties. If efforts to negotiate have failed, each party may submit any such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The language used in arbitration proceedings shall be Chinese. The arbitral award shall be final and binding on the Parties.

During the resolution of disputes, the Parties shall continue to fulfil their obligations and exercise their rights under this Agreement, except for those in dispute.

11.11	Headings

The headings herein contained are inserted for convenience only and shall not in any way affect the construction of the contents herein.

11.12	Miscellaneous

(1)
Where the amount, time, term, proportion and other values in this Agreement are described in both Chinese characters and Arabic numerals, and there is any inconsistency between Chinese characters and Arabic numerals, the Chinese characters shall prevail.

(2)	As used herein, “above" includes the figure itself, and "over" and "less than” do not include the figure itself.

(3)
Where the contents of the Partnership Agreement conflict with other agreements or documents among partners, the Partnership Agreement shall prevail. If the Partnership Agreement has several versions and their contents are conflictive, the version of this Agreement filed with the Asset Management Association of China shall prevail.

(4)
By signing this Agreement, all the partners agree that the fund management institution, share registration institution (if any) or other share registration obligor (if any) will back up the data of the fund share registration (all partners) in accordance with the provisions of Asset Management Association of China. All the partners agree that the General Partner or other disclosure obligors shall back up the information disclosures of the Partnership in accordance with the provisions of Asset Management Association of China.

(5)
This Agreement is made in Chinese and has ten (10) originals, each of which has the same legal effect. Each party holds one (1) original, the Custodian Bank holds one (1) original, and the remaining two (2) ones are submitted to the relevant government departments for registration or record.

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(Signature page of the Partnership Agreement of Hefei Shixi Chanheng Integrated Circuit Industry Venture Capital Fund Partnership (LP)

Infotech National Emerging Industry Venture Investment Guidance Fund (LP) (Company Chop)

Representative appointed by Managing Partner/authorized representative (Signature/seal)

Hefei Guozheng Asset Management Co., Ltd. (Company Chop)

Legal representative/authorized representative (Signature/seal)

Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd. (Company Chop)

Legal representative/authorized representative (Signature/seal)

ACM Research (Shanghai), Inc. (Company Chop)

Legal representative/authorized representative (Signature/seal)

Hefei Tongyi Equity Investment Partnership (LP) (Company Chop)

Representative appointed by Managing Partner/authorized representative (Signature/seal)

Shenzhen Waitan Technology Development Co., Ltd. (Company Chop)

Legal representative/authorized representative (Signature/seal)

Beijing Shixi Qingliu Investment Co., Ltd. (Company Chop)

Legal representative/authorized representative (Signature/seal)

Date: